Exhibit 4.30

Shareholders Agreement

by and among

Beijing Baidu Network Information Technology Co., Ltd.,

Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd.,

Dongguan Zhongke Zhongguang Venture Investment Co., Ltd.,

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.,

VisionChina Media Group Co., Ltd.,

Shenzhen High Definition Digital Television Industry Investment Co., Ltd.,

Shenzhen Champ Elysee Venture Capital Management Co., Ltd.,

and

Li Limin

Relating to

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Dated May 20, 2015

i

ii

SCHEDULES

Schedule I	List of Existing Competitors of the Company

Schedule II	List of Cities

iii

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of May 20, 2015 (the “Execution Date”), is made in Shenzhen, PRC by and among the following parties:

A.	Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. (the “Company”), a limited liability company incorporated under the laws of the PRC, with its registered address at Suite 201, Block A, 1 Qianhai Bay 1st Road, Shenzhen-Hong Kong Cooperation Zone, Shenzhen (residing at the office of Shenzhen City Qianhai Business Secretaries Co., Ltd. (深圳市前海商务秘书有限公司));

B.	Beijing Baidu Network Information Technology Co., Ltd. (北京百度网讯科技有限公司) (“Baidu”), a limited liability company incorporated under the laws of the PRC, with its registered address at 2/F Baidu Building, 10 Shangdi 10th Street, Haidian District, Beijing;

C.	Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd. (“Zhongke Baiyun”), a limited liability company incorporated under the laws of the PRC, with its registered address at Rooms 505-2, Yuanxi Building No 1, Guangdong Pharmaceutical University, 280 Waihuan Dong Road, Xiaoguwei Street, Panyu District, Guangzhou;

D.	Dongguan Zhongke Zhongguang Venture Investment Co., Ltd. (“Zhongke Dongguan”, together with “Zhongke Baiyun”, “Zhongguang Investment”; together with Baidu and Zhongke Baiyun, the “Investors”), a limited liability company incorporated under the laws of the PRC, with its registered address at Suite 02, 17/F, Hongfa Building, 6 Huizhanbei Road, Nancheng District, Dongguan;

E.	VisionChina Media Group Co., Ltd. (“VisionChina Media”), a limited liability company incorporated under the laws of the PRC, with its registered address at 1/F #7, Champs Elysees, Nongyuan Road, Futian District, Shenzhen; 8/F Futian Culture & Sports Industry Headquarters Place, 3030 Fuqiang Road, Futian District, Shenzhen;

F.	Shenzhen High Definition Digital Television Industry Investment Co., Ltd. (深圳市高清数字电视产业投资有限公司) (“Shenzhen HD”, together with VisionChina Media, the “Controlling Shareholders”), a limited liability company incorporated under the laws of the PRC, with its registered address at Room 202A, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen;

G.	Shenzhen Champ Elysee Venture Capital Management Co., Ltd. (“Shenzhen ChampsElysee”, together with VisionChina Media and Shenzhen HD, the “Existing Shareholders”, each an “Existing Shareholder”), with its registered address at Room 102A, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen;

H.	Li Limin, a PRC citizen, with his ID number 440301196101030818 (together with the Existing Shareholders, the “Guarantors”, each a “Guarantor”).

The Company, the Investors, the Existing Shareholders and Li Limin are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Preamble

WHEREAS, the Company is a limited liability company organized and existing under the laws of the PRC.

(a)	Whereas, the Investors intend to invest up to sixty-nine million two hundred twenty-five thousand Renminbi (RMB 69,225,000) to subscribe for the Company’s newly increased registered capital, i.e., seven million nine hundred six thousand five hundred sixty-two Renminbi (RMB 7,906,562), with the newly increased registered capital subscribed by each Investor and the corresponding subscription price being stated in the table below (this “Capital Increase”); for the avoidance of doubt, in the event that the subscription price paid by the Investors to the Company for this Capital Increase does not reach sixty-nine million two hundred twenty-five thousand Renminbi (RMB 69,225,000) for any reason attributable to the Company, the Company’s newly increased registered capital subscribed by the Investors remains seven million nine hundred six thousand five hundred sixty-two Renminbi (RMB 7,906,562):

Name of Investor	Increased Capital (in '0000 RMB)	Maximum Capital Increase Subscription Price (in '0000 RMB)
Baidu	405.3459	2,397.5
Zhongke Baiyun	289.5328	3,400
Zhongke Dongguan	95.7775	1,125
Total	790.6562	6,922.5

As a result of this Capital Increase, the Company’s registered capital shall amount to fifty-seven million nine hundred six thousand five hundred sixty-two Renminbi (RMB 57,906,562) and the Company’s shareholding structure is shown in the table below:

Name of Shareholder	Paid-up Capital Contribution (in '0000 RMB)	Shareholding Percentage
VisionChina Media	2,550	44.037%
Shenzhen HD	1,450	25.04%
Shenzhen ChampsElysee	1,000	17.269%
Baidu	405.3459	7.0%
Zhongke Baiyun	289.5328	5.0%
Zhongke Dongguan	95.7775	1.654%
Total	5,790.6562	100%

NOW, THEREFORE, in accordance with the Company Law of the People’s Republic of China and other relevant Laws and Regulations of the People’s Republic of China, and based on the principles of equality and mutual benefits, the Company, the Investors, the Existing Shareholders and Li Limin, through friendly negotiations, hereby agree to enter into this Agreement on the joint investment in and operation of the Company by the Investors and the Existing Shareholders.

Chapter I

Definitions

Article 1.1        Definitions.

For purposes of this Agreement, in addition to the terms defined in the body text of this Agreement, the following terms shall have the meanings specified as follows. The other capitalized terms shall have the same meaning ascribed to such terms under the Capital Increase Agreement.

“Baidu Competitors” means Shenzhen Tencent Computer Systems Co., Ltd. (深圳市腾讯计算机系统有限公司), Alibaba Group (阿里巴巴集团), Beijing Qihoo Technology Co., Ltd. (北京奇虎科技有限公司) and their Affiliates.

“M&A Event” means any of the following events: (i) sale, transfer or other disposal of all or substantially all of the Company’s assets in a transaction or a series of transactions, or (ii) any merger, reorganization, acquisition or business combination between the Company and any other entity(ies) which would result in the then shareholders of the Company ceasing to hold more than 51% of voting rights.

“Qualified IPO” means the public offering and listing on the China’s domestic A-Shares market, the initial public offering and listing on National Association of Securities Dealers Automated Quotations (NASDAQ) or the initial public offering and listing on New York Stock Exchange.

“Affiliate” includes Affiliated Company and Affiliated Person. Under any of the following circumstances, any entity shall be deemed to be an Affiliated Company or Affiliated Person of a Party to this Agreement: (i) such entity directly or indirectly Controls, or is Controlled by, or is under common Control with, such Party; or (ii) thirty percent (30%) or more of the registered capital, voting rights, equity interest or decision-making rights of such entity is directly or indirectly held by such Party and vice versa; or (iii) such Party directs, influences or defines the orientations of such entity’s decision, development, management and policies, whether by contract, through its seats at the board or otherwise, and vice versa; or (iv) an Affiliated Person of such Party serves as director, partner, shareholder or officer of such entity; “Affiliated Person” means a close family member of an individual and includes such individual’s parents, spouse, siblings, spouses of his/her siblings, adult children and spouses of his/her adult children.

“Control”, with respect to the relationship between or among two or more Persons, means the possession of the rights to direct, or cause the direction of, the business, affairs, management and decisions of a Person, directly or indirectly, or as a trustee or executor, whether through the ownership of equity interest, voting rights or voting securities, as a trustee or executor, or by contract, scheme of arrangement, trust arrangement or otherwise.

“Business Day” means a day on which banks are open for business to the public in the PRC, excluding Saturday, Sunday and statutory holidays.

“Laws and Regulations” means any law, statute, regulation, rule, detailed rules, ordinance, decree or normative documents of the PRC or other applicable jurisdiction.

“Person” means any individual, partnership, corporation, limited liability company, joint-stock company, association, trust, cooperative organization, unincorporated organization or other lawful entities.

“Material Adverse Effect” means any of the following circumstances, changes or effects involving the Business or the Company: such circumstance, change or effect (i) has or may be sufficiently proven to have a material adverse effect on the existence, Business, assets, IPs, Liabilities (including but not limited to contingent liabilities), business performance or financial condition of the Company, which would result in a loss of the Company and/or the Company’s assets exceeding 15% of its net assets value, or the Company’s net profits for the current year being lower than the total net profits as forecasted by the Guarantors for the current year by 15%; or (ii) has or may be sufficiently proven to have a material adverse effect on the qualifications, licenses or capabilities required for the Company to conduct the Business as currently conducted.

“Capital Increase Agreement” means the Capital Increase Agreement dated May 20, 2015 by and among the Company, the Investors and the Guarantors.

“Transaction Documents” means this Agreement, the Capital Increase Agreement, the Company’s Articles of Association and any other legal documents related to this Capital Increase as contemplated hereunder.

“Required Actions”, with respect to any given result, means all actions required or reasonably necessary to secure such result (to the extent such actions are permitted under applicable Laws and Regulations), which shall include, without limitation, (i) to vote in favour of, or provide a written consent or authorization with respect to the equity interest of the Company; (ii) to procure the adoption of shareholders’ resolutions and board resolutions and to make the corresponding amendments to the Constitutional Documents; (iii) to execute all necessary agreements, forms and instruments; and (iv) to conduct or cause to be conducted any and all approvals, registrations, filing, notifications or similar actions before any Government Authority which are required to secure such result.

“Financial Report” means the balance sheet, statements of income and cash flows and other financial documents of the Company (whether audited or unaudited, or yearly, quarterly or monthly), together with all related notes and schedules thereto.

“De Facto Controller” means Li Limin.

“Shareholder” means a shareholder who holds or controls the registered capital and equity interest of the Company.

“Board” means the board of directors of the Company.

“Senior Officers” means the Company’s President, Vice President(s), Chief Technology Officer, Deputy Chief Technology Officer(s), General Manager, Deputy General Manager(s), Chief Financial Officer, Deputy Chief Financial Officer(s) and other persons recognized by the Board as Senior Officers.

“Business Plans” means the business plans prepared by the Company for the current fiscal year and each of the following fiscal years, which shall be approved or updated by the Board on a yearly basis (including budgets, investment policies and limitations).

“Constitutional Documents” means the articles of association, by-laws, partnership agreement, limited liability company agreement, trust agreement or other constitutional documents of any Person.

“PRC” means the People’s Republic of China which, for the purpose of this Agreement only, shall exclude Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“RMB” means Renminbi, the lawful currency of the PRC.

Article 1.2        Other Provisions Related to the Definitions.

(a)	any reference in this Agreement to an Article, Chapter, preamble, recital, Exhibit or Schedule is a reference to an Article, Chapter, preamble or recital of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated; and such Articles, Chapters, preamble, recital, Exhibits and Schedules shall be deemed part of this Agreement;

(b)	the provision of a Table of Contents and the insertion of headings herein are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement;

(c)	the word “include” or any variation thereof shall be deemed immediately followed by “without limitation” or “but not limited to”;

(d)	any definition of or any reference to any Laws and Regulations herein or in any other agreement or document referred to herein, shall mean such Laws and Regulations as amended, modified or supplemented from time to time, including any subsequent Laws and Regulations in lieu thereof;

(e)	words such as “hereof,” “herein”, “hereunder” and the like refer to this Agreement as a whole and not merely to a provision of this Agreement;

(f)	any equity interest of the Company acquired by any shareholder after the Execution Date of this Agreement shall be deemed to be an “Equity Interest of the Company”;

(g)	any reference to a Person shall also include its permitted successors or assigns;

(h)	with respect to any reference herein to any liability or obligation of the Company, the Guarantors shall assume joint and several liability for the Company’s obligations vis-à-vis the Investors; no Investors shall have joint and several liability among themselves for their obligations.

Chapter II

General Information of the Company

Article 2.1        Company Name.

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Article 2.2        Registered Address.

Suite 201, Block A, 1 Qianhai Bay 1st Road, Shenzhen-Hong Kong Cooperation Zone, Shenzhen (residing at the office of Shenzhen City Qianhai Business Secretaries Co., Ltd. (深圳市前海商务秘书有限公司)).

Article 2.3        Type of Company.

The Company is a limited liability company incorporated under the Company Law of the People’s Republic of China.

Article 2.4        Business Scope.

Design, technical development, technical consulting and sale of computer software and hardware, television apparatus and wireless devices (excluding those commodities subject to exclusive operation licenses, special control or exclusive sale licenses (专营、专控、专卖商品) and restricted items); development and application of information network and network terminal products; information network engineering services; database and computer network services; information service business in Group II Value-Added Telecom Services (excluding fixed network telephone information services and internet information services); publication and operation of online games (subject to an effective internet publication license); import-export of commodities and technologies; design, preparation and publication of, and agency business related to, all kinds of advertisements in China (excluding those items subject to national special control); cultural exchanges (excluding restricted items); artistic design and computer animation design; cultural and economic information consulting and commercial consulting (excluding restricted items).

Article 2.5        Compliance with Law

All activities of the Company and all acts conducted by the Parties pursuant to this Agreement shall be subject to and protected by the Chinese Laws and Regulations, this Agreement and the Company’s Articles of Association.

Chapter III

Registered Capital

Article 3.1        Registered Capital.

Prior to the consummation of this Capital Increase, the registered capital of the Company is fifty million Renminbi (RMB 50,000,000); upon consummation of this Capital Increase, the registered capital of the Company shall be fifty-seven million nine hundred six thousand five hundred sixty-two Renminbi (RMB 57,906,562).

Article 3.2        Contributions of the Parties.

The Investors agree to subscribe for the Company’s newly increased registered capital, i.e., seven million nine hundred six thousand five hundred sixty-two Renminbi (RMB 7,906,562) (the “Increased Capital”), at a price of sixty-nine million two hundred twenty-five thousand Renminbi (RMB 69,225,000) (the “Capital Increase Subscription Price”) as contemplated by the Capital Increase Agreement. The Investors shall pay the Capital Increase Subscription Price to the Company’s account in accordance with the Capital Increase Agreement. Any excess of the Capital Increase Subscription Price paid by the Investors over the Increased Capital shall be entered into the capital common reserve fund of the Company.

Prior to the consummation of this Capital Increase, the capital contributions subscribed by the Existing Shareholders and their shareholding percentages are as follows:

Name of Shareholder	Paid-up Capital Contribution (in '0000 RMB)	Shareholding Percentage
VisionChina Media	2,550	51%
Shenzhen HD	1,450	29%
Shenzhen ChampsElysee	1,000	20%
Total	5,000	100%

Upon consummation of this Capital Increase, the capital contributions subscribed by the Parties and their shareholding percentages are as follows:

Name of Shareholder	Paid-up Capital Contribution (in '0000 RMB)	Shareholding Percentage
VisionChina Media	2,550	44.037%
Shenzhen HD	1,450	25.04%
Shenzhen ChampsElysee	1,000	17.269%
Baidu	405.3459	7.0%
Zhongke Baiyun	289.5328	5.0%
Zhongke Dongguan	95.7775	1.654%
Total	5,790.6562	100%

Chapter IV

Representations and Warranties

Each Party hereby represents and warrants to each of the other Parties that, as of the date on which such Party executes this Agreement:

Article 4.1        Existence, Authority and Enforceability.

Such Party is, with respect to a legal Person only, a limited liability company incorporated and validly existing under the laws of the PRC, and with respect to an individual only, a PRC citizen having the capacity for civil rights and full capacity for civil conduct. Such Party has full rights and capacity to execute and perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all requisite actions on the part of such Party. This Agreement, upon execution by such Party, will constitute legal, valid and binding obligations of such Party enforceable against him in accordance with its terms, except as limited by applicable bankruptcy laws affecting creditors’ rights generally and similar laws, or by the general principle of fairness.

Article 4.2        No Conflict.

The execution of this Agreement by such Party and the performance by such Party of his obligations hereunder will not: (a) result in any breach of any provisions of the Constitutional Documents of such Party (with respect to a legal Person only); (b) result in any breach of, constitute a default under, require any consent or authorization under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Company’s equity interest or assets pursuant to, any agreement, contract, license, permit, approval, undertaking or other binding instrument or arrangement to which such Party is a party or by which any of its business, assets or properties are bound; or (c) result in any violation of any Laws and Regulations or Government Order applicable to such Party.

Article 4.3        Consents

The execution of this Agreement by such Party does not require such Party to make, or obtain from any Government Authority or third parties, any consent, waiver, approval, authorization, exemption, registration, license or declaration, except for those consents and authorizations that have been obtained and the registrations which are required to be made with industrial and commercial administrative authorities.

Article 4.4        Non-compete

The Guarantors undertake to the Investors that: the Senior Officers and Key Employees of the Company shall work with the Company on a full-time basis and shall devote most of their time, energy, skills and efforts to the development of the Business of the Company; for as long as they are directors or employees of the Company, and for a period of two (2) years following the date on which they cease to be directors or employees of the Company, the Senior Officers and Key Employees of the Company shall not conduct any business that competes with that of the Company or its Affiliated Companies, nor shall they serve as directors, senior officers, employees, partners, investors, shareholders, agents or hold other posts with any entity engaged in a business that competes with said business.

The Guarantors hereby undertake to the Company and the Investors that the Senior Officers and Key Employees of the Company will not, directly or indirectly, solicit or inappropriately employ any employee or officer of the Company or its Affiliated Companies; or disclose to any person, or use for any purposes, any confidential information related to the Investors or the Company.

The Guarantors hereby undertake to the Company and the Investors that, upon the consummation of this investment, they shall not, and shall cause their shareholders, directors, subsidiaries and other Affiliates (other than the Company) not to, directly or indirectly, carry out any business that competes with that currently conducted by the Company in any manner, except with a prior written consent by the Investors or unless it is operated in tandem with the Investors.

Chapter V

Restrictions and Rights with Respect to Equity Transfer

Article 5.1        Restrictions on Equity Transfer.

(a)	Without the prior written consent of the Investors, the Existing Shareholders shall not transfer or dispose of their equity interest in the Company in any manner, including but not limited to direct or indirect transfer of any part of the equity interest they hold in the Company, or creation of pledge on such equity interest.

(b)	Unless there are prohibitory or restrictive provisions under the Laws and Regulations or otherwise provided elsewhere hereunder, the disposal by the Investors of their equity interest in the Company shall not be subject to any restrictions provided, however, that the Existing Shareholders shall be entitled to exercise their statutory right of first refusal pursuant to the Company Law.

(c)	Notwithstanding the foregoing, no shareholder shall directly or indirectly transfer the equity interest it holds in the Company to any competitor of the Company. A list of the existing competitors of the Company is attached hereto as Schedule I; any addition of new competitors or adjustments by the Company to such list may be made only upon proposal by the Company or its directors and a unanimous consent of the directors at a Board meeting.

Article 5.2        Right of First Refusal.

(a)	Subject to Article 5.1, in case of transfer by an Existing Shareholder of its equity interest in the Company to a third party, the Investors shall have a right of first refusal on a pro rata basis on the same terms and conditions offered to such third party.

(b)	In the event that any Existing Shareholder (a “Transferring Shareholder”) contemplates to transfer or sell all or a portion of the equity interest it directly or indirectly holds in the Company to any Person (the “Proposed Transferee”), it shall immediately give the Investors (the “Non-Transferring Shareholders”) a written notice truthfully setting forth the amount of the equity interest proposed to be transferred, the price and other major conditions. The Non-Transferring Shareholders shall have a right of first refusal to purchase the equity interest of the Company proposed to be transferred by the Transferring Shareholder on the same terms and conditions offered by the Proposed Transferee to the Transferring Shareholder, or offered by the Transferring Shareholder to the Proposed Transferee, provided, however, that the Non-Transferring Shareholders shall inform the Transferring Shareholder in writing whether they will exercise such right of first refusal within twenty (20) Business Days following their receipt of the written notice from the Transferring Shareholder. If any Non-Transferring Shareholder fails to make a written reply to the Transferring Shareholder within twenty (20) Business Days following its receipt of the written notice from the Transferring Shareholder, it shall be deemed to have waived the right of first refusal conferred on it under this Article.

Article 5.3        Right of Co-Sale.

To the extent that an Investor decides not to exercise or to waive its right of first refusal set forth under Article 5.2 (a), then it shall have the right (but not the obligation) to sell all or a portion of its equity interest (which shall be the same proportion as for the Transferring Shareholder) to the Proposed Transferee on the terms and conditions agreed upon by the Transferring Shareholder and the Proposed Transferee with respect to the proposed equity transfer. If the Proposed Transferee refuses to purchase the equity interest of the Investor on the terms and conditions as agreed above, the Transferring Shareholder shall not transfer its equity interest to such Proposed Transferee, provided, however, that the Investor shall inform the Transferring Shareholder in writing whether it will exercise such right of co-sale within twenty (20) Business Days following their receipt of the written notice from the Transferring Shareholder. If the Investor fails to make a written reply to the Transferring Shareholder within twenty (20) Business Days following its receipt of the written notice from the Transferring Shareholder, it shall be deemed to have waived the right of co-sale contemplated under this Article.

Article 5.4        Assumption by the Transferee of the Rights and Obligations of the Transferring Shareholder

Where a Transferring Shareholder transfers the equity interest it holds in the Company in accordance with the conditions and procedures provided hereunder, it shall ensure that:

(a)	the Person to which such equity interest will be transferred will execute all necessary documents so that such transferee shall enjoy such rights or assume such obligations as originally enjoyed or assumed by the Transferring Shareholder under this Agreement and the Company’s Articles of Association, and be bound by the terms of this Agreement and the Company’s Articles of Association as amended by the Parties from time to time;

(b)	there will be no Material Adverse Effect on the production and operation activities of the Company as a result of the equity transfer.

Chapter VI

Preemptive Right

Article 6.1        Preemptive Right of the Investors.

(a)	In the event that the Company increases its registered capital or issues new shares, the Investors shall have a preemptive right to subscribe for all of the newly increased registered capital or newly issued shares of the Company, or a priority to invest in the financing of the Company (the “Preemptive Right”). The price, terms and conditions based on which the Investors will subscribe for the newly increased registered capital of the Company or make such investment shall be substantially the same as those for other prospective investors or subscribers. If several Investors intend to exercise their Preemptive Right, each Investor may exercise its Preemptive Right in proportion to its then equity interest in the Company compared to the then total equity interest held in the Company by all Investors who intend to exercise the Preemptive Right.

(b)	The Preemptive Right shall not apply to the following equity interest or shares issued by the Company: (i) any equity interest or shares issued pursuant to any employee option plan approved by the Board; (ii) any shares issued upon the Company’s Qualified IPO; or (iii) any equity interest or shares relating to share split, dividend payment or similar transactions.

Article 6.2        Preemptive Right Notice.

To the extent that the Company decides to increase its registered capital or issue new shares, it shall give the Investors a written notice at least twenty (20) Business Days in advance, which notice shall include the terms and conditions upon which the Company proposes to increase its registered capital or issue new shares (including the quantity and price of issue), and shall concurrently deliver to the Investors an offer to subscribe for the increased registered capital or purchase newly issued shares at such price and on such conditions. The Investors shall inform the Company whether they will exercise their Preemptive Right within twenty (20) Business Days following their receipt of such offer, failing which, they shall be deemed to have waived the Preemptive Right conferred on them under this Article.

Article 6.3        Additional Subscription.

If one or more Investors have not subscribed for, or have waived their Preemptive Right to subscribe for, the portion of the Company’s newly increased registered capital/equity interest over which they have a Preemptive Right, then the other Investors shall have a preemptive right to subscribe for such unsubscribed portion of the newly increased registered capital/equity interest.

Article 6.4        Special Agreement on the Preemptive Right.

Notwithstanding Article 6.1 above, if a prospective investor or subscriber of the Company’s increased registered capital or new issues is a Baidu Competitor, then Baidu shall be entitled to subscribe for all or part of such newly increased registered capital or new shares of the Company regardless of its shareholding percentage in the Company. The price, terms and conditions based on which Baidu will subscribe for all or part of such newly increased registered capital of the Company or make such investment shall be substantially the same as those for the Baidu Competitor. If Baidu decides to exercise the right specified under this Article, it shall inform the Company whether it will exercise the right specified under this Article within twenty (20) Business Days following its receipt of the offer set forth under Article 6.2, failing which, it shall be deemed to have waived the right conferred on it under this Article.

Chapter VII

Other Shareholder Rights and Covenants Relative to the Investors

Article 7.1        Anti-dilution.

(a)	If the Company increases its registered capital or issues new shares (or securities convertible or exercisable into equity interest, other than a Qualified IPO), and/or an Existing Shareholder transfers any equity interest or shares of the Company to any Person, and if the per RMB registered capital price or per share price for such capital increase or new issue or transfer of equity interest or shares (the “New Per Equity Interest/Share Price”) is lower than the per RMB registered capital subscription price or per share subscription price for this Capital Increase subscribed by Baidu or Zhongguang Investment pursuant to the Capital Increase Agreement respectively, plus the interest on such subscription price calculated at an annual (compound) rate of 10% until the payment date of said transaction, then the Existing Shareholders and the Company shall procure that the Investors shall obtain sufficient equity interest or shares so that the unit subscription price of the Investors for the registered capital, equity interest or shares they hold in the Company as a result of the subscription of such capital increase or transfer of new equity interest/shares shall be equal to the New Per Equity Interest/Share Price of the Company.

(b)	To the extent that the scheme described in (a) above is not feasible for any reason prescribed by the PRC laws, the Investors shall have the right to request the Existing Shareholders to assume the anti-dilution obligation set forth under the preceding paragraph; to this effect, the Existing Shareholders shall transfer the equity interest or shares they hold in the Company to the Investors at a price of one Renminbi (RMB 1) so that the unit subscription price of the Investors for the equity interest or shares they hold in the Company as a result of the transfer of such equity interest or new shares shall be equal to the New Per Equity Interest/Share Price of the Company.

(c)	If, for any reason whatsoever, it is practically not feasible for the Existing Shareholders to transfer the equity interest or shares to the Investors at a price of one Renminbi (RMB 1) as contemplated in (b) above, then the transfer price shall be the lowest price permitted by law and the Existing Shareholders shall make cash compensations to the Investors so that the actual cost paid by the Investors for the transfer of such equity interest or shares shall be one Renminbi (RMB 1).

(d)	If the above-mentioned anti-dilution effect fails to be secured for any reason whatsoever, then without the written consent of the Investors, the Company shall not increase its registered capital or issue any new shares (or securities convertible or exercisable into equity interest, other than a Qualified IPO), and the Existing Shareholders shall not transfer any equity interest or shares of the Company to any Person.

Article 7.2        Equity Interest Adjustment Arrangement.

(a)        General Put Option

(i)	If the Company and/or the Controlling Shareholders seriously breach any provisions of the Transactions Documents, which, in the judgment of the Investors, renders the Business of the Company unable to operate normally, or results in a Material Adverse Effect on the interests of the Investors, or makes it impossible to realize the interests of the Investors (collectively the “Triggering Events”), then the Investors shall be entitled to give the Company and the Controlling Shareholders a written notice (the “Investors Put Option Notice”), requiring the Company and the Controlling Shareholders to purchase all or part of the equity interest the Investors hold in the Company at the price specified in Article 7.2 (a)(ii) (the “Investors Put Option Price”) (the “Investors Put Option”). The Company and the Controlling Shareholders shall be obligated to purchase and accept from the Investors the equity interest/shares subject to the Investors Put Option at the Investors Put Option Price within one (1) month following their receipt of the Investors Put Option Notice (including but not limited to full payment of the Investors Put Option Price and completion of all change registration, filing, approval and other legal procedures necessary for the equity transfer within such period).

(ii)	The Investors Put Option Price shall be the higher of the following amounts: (1) the Investor Capital Increase Subscription Price already paid by the Investors to the Company at that time plus the interest calculated at an annual (compound) rate of 10% (for the period from the Closing Date through the date of receipt by the Investors of the Investors Put Option Price) and any dividend declared but not paid by the Company which belongs to the Investors; or (2) the fair market value of the equity interest held by the Investors at that time, which shall be assessed and determined by a third party appraisal institution engaged by the Company and confirmed in writing by the Investors.

(iii)	If the cash of the Company and the Controlling Shareholders is not sufficient to pay up the above Investors Put Option Price at one time, then upon consent by the Investors, the shortfall may not be paid until the Company and the Controlling Shareholders have sufficient cash, and the Investors shall exercise their Investors Put Option in proportion to their then respective equity interest in the Company. With respect to the equity interest/shares of the Investors which are subject to the Investors Put Option, but not yet transferred to the Company, the Investors shall continue to enjoy the rights attached thereto as specified under this Agreement on a pro rata basis.

(iv)	Notwithstanding the foregoing, if, for any reason whatsoever (including but not limited to infeasibility due to any reason prescribed by the PRC laws), the Company and the Controlling Shareholders fail to purchase and accept from the Investors all of the equity interest/shares subject to the Investors Put Option at the Investors Put Option Price within sixty (60) days following their receipt of the Investors Put Option Notice (including but not limited to full payment of the Investors Put Option Price and completion of all change registration, filing, approval and other legal procedures necessary for the equity transfer within such period), then the Controlling Shareholders shall purchase and accept from the Investors all of the equity interest/shares subject to the Investors Put Option at the price specified in Article 7.2 (a)(ii) within three (3) months following their receipt of a written “equity buyback” notice from the Investors (including but not limited to full payment of the Investors Put Option Price and completion of all change registration, filing, approval and other legal procedures necessary for the equity transfer within such period).

(v)	Upon occurrence of a Triggering Event, in addition to the exercise of the Investors Put Option against the Company and the Controlling Shareholders, the Investors may also opt to freely dispose of the equity interest/shares subject to the Investors Put Option to the other Parties in any manner, and the Company and the Existing Shareholders shall provide necessary assistance in connection therewith, including but not limited to waiver of the right of first refusal, execution of all necessary documents, assisting in handling change registration procedures.

(b)        Special Put Option

(i)	If any of the circumstances set forth under Article 7.2 (b)(iii) (the “Special Triggering Events”) occurs to the Company and fails to be cured within three months following the delivery of a written remedy notice by the Investors, then the Investors shall be entitled to give the Company and the Existing Shareholders a written notice (the “Special Put Option Notice”), requiring the Controlling Shareholders to purchase all or part of the equity interest the Investors hold in the Company at the price specified in Article 7.2 (b)(iii) (the “Special Put Option Price”) (the “Special Put Option”). The Controlling Shareholders shall be obligated to purchase and accept from the Investors the equity interest/shares subject to the Special Put Option at the applicable Special Put Option Price within three (3) months following their receipt of the Special Put Option Notice (including but not limited to full payment of the Special Put Option Price and completion of all change registration, filing, approval and other legal procedures necessary for the equity transfer within such period); the Company shall have joint and several liability for the performance by the Controlling Shareholders of their obligations under such Special Put Option. In case of failure to fully pay the Special Put Option Price within the above-stated period, the Controlling Shareholders shall pay for each day of delay late payment penalty at a rate of 0.1% of the applicable Special Put Option Price payable but not paid.

(ii)	The Investors’ Special Put Option Price shall be the Investor Capital Increase Subscription Price already paid by the Investors to the Company plus the interest calculated at an annual (compound) rate of 10% (for the period from the Closing Date through the date of receipt by the Investors of the Put Option Price) and any dividend declared but not paid by the Company which belongs to the Investors.

(iii)	Special Triggering Events include the following:

a)	the Company’s Qualified IPO fails to occur within 4 years following the consummation of this transaction (which is formalized by the completion of the Company’s industrial and commercial change registration procedures for this Capital Increase), or an M&A Event occurs, or there exist major obstacles to the Qualified IPO or M&A Event for any reason attributable to the Company or the Existing Shareholders, which cannot be removed;

b)	the Company seriously breaches the business development planning, capital expenditure plan or budget proposal adopted by the general shareholders’ meeting or the Board in the course of its business;

c)	a major change in the Key Employees of the Company (a major change refers to the circumstance where half or more of the Key Employees of the Company leave the Company within three years following the Execution Date of this Agreement, and the management fails to take any remedial measures; a list of such Key Employees is attached to the Capital Increase Agreement as Exhibit 3);

d)	the Company remains unable to provide the auditor’s report issued by an accounting firm qualified to practice in the securities and futures sectors 6 months after the end of any fiscal year;

e)	the Controlling Shareholders or De Facto Controller of the Company seriously violate the principle of good faith, in particular in case of off-the-book cash sales revenue unknown to the Investors;

(c)        Business Related Put Option

(i)	The Company shall meet both of the following conditions: (1) prior to December 31, 2015, the contracted vehicle percentage shall not be lower than 50% in Guangzhou, Shanghai and Shenzhen; the total number of contracted vehicles shall not be less than 60,000 in the 30 cities selected by both Parties; further, prior to June 30, 2016, the total number of contracted vehicles shall not be less than 80,000 in the 30 cities selected by Baidu and the Company (a list of which is attached hereto as Schedule II), and at least 15 cities are covered; and (2) both average intranet connection rate and average internet connection rate of the WIFI devices which have been installed for more than 2 months shall reach 80% nationwide (the “Business Triggering Event”), and the Company is also required to provide Baidu with relevant written materials as to whether the Business Triggering Event condition is satisfied within the period of time specified by Baidu. If, in the judgment of Baidu after its review of such relevant written materials, the Company fails to satisfy the Business Triggering Event condition, then Baidu shall be entitled to give the Company and the Controlling Shareholders a written notice, requiring a solution through negotiations with the Company and requiring the Company to satisfy the Business Triggering Event condition within one (1) month. If the Company still fails to satisfy the Business Triggering Event condition within such remedy period, Baidu shall be entitled to give the Controlling Shareholders and Zhongguang Investment a written notice (the “Business Related Put Option Notice”), requiring the Controlling Shareholders to purchase all or part of the equity interest Baidu holds in the Company at the price specified in Article 7.2 (c)(ii) (the “Business Related Put Option Price”) based on their relative shareholding percentage in the Company (i.e., the shareholding percentage of a given Controlling Shareholder in the Company divided by the total shareholding percentage of such Controlling Shareholders in the Company) (the “Business Related Put Option”). The Controlling Shareholders shall be obligated to purchase and accept from Baidu the equity interest/shares subject to the Business Related Put Option at the Business Related Put Option Price within three (3) months following their receipt of the Business Related Put Option Notice from Baidu (including but not limited to full payment of the Business Related Put Option Price and completion of all change registration, filing, approval and other legal procedures necessary for the equity transfer within such period).

With respect to condition (2) above, the connection rate shall be computed as follows:

Nationwide Intranet (Internet) Connection Rate = (Intranet (Internet) Connection Rate of the City where WIFI services are available and officially operated n1 + Intranet (Internet) Connection Rate of the City where WIFI services are available and officially operated n2 + …n3) / n

Where: (1) City where WIFI services are available and officially operated refers to the city where the number of vehicles contracted with Qianhai VisionChina to install public transport WIFI devices is at least equal to 500; (2) n (1, 2, 3, 4, 5…) represent the cities contracted with Qianhai VisonChina to operate WIFI services respectively.

For example, if there are 2 contracted cities, i.e., Shanghai and Shenzhen, then n1 represents Shanghai, and n2 represents Shenzhen; assuming the intranet (internet) connection rate for Shanghai is 94% and the intranet (internet) connection rate for Shenzhen is 98%, then the nationwide intranet (internet) connection rate = (n1 + n2)/n = (94% + 98%)/2 = 96%.

The criteria for computation of the intranet (internet) connection rate of a city where WIFI services are available and officially operated: 10% of the public transport vehicles in regular services are randomly sampled; subject to the percentage of the vehicles covered by the background data monitor being higher than 10%, the total number of the vehicles that can be monitored shall serve as computation basis.

Sampling time: within 48 hours; sampling standard: random sampling.

Intranet connection standard: there exists data exchange based on WIFI network; internet connection standard: accessible to www.baidu.com, there exists internet data exchange.

(ii)	The Business Related Put Option Price shall be twenty-three million nine hundred seventy-five thousand Renminbi (RMB 23,975,000) plus the interest calculated at an annual (compound) rate of 10% (for the year(s) where such price is used by the Company, and for a period less than a year, the interest shall be calculated on a pro rata basis).

(iii)	If the Controlling Shareholders fail to purchase and accept from Baidu the equity interest/shares subject to the Business Related Put Option as contemplated above, they shall transfer a portion of their equity interest or shares in the Company to Baidu free of charge, and the percentage of such equity interest or shares shall be the same as that of the equity interest in the Company with respect to which Baidu demands the exercise of the Business Related Put Option and which the Controlling Shareholders should purchase but have not purchased.

(iv)	If, for any reason whatsoever, it is practically not feasible for the Controlling Shareholders to transfer the equity interest or shares to Baidu free of charge as contemplated in (iii) above, then the transfer price shall be the lowest price permitted by law and the Controlling Shareholders shall make cash compensations to Baidu so that the actual cost paid by Baidu for the transfer of such equity interest or shares shall be zero Renminbi.

(v)	Where the Company fails to satisfy the Business Triggering Event condition, in addition to the exercise of the Business Related Put Option against the Controlling Shareholders, Baidu may also opt to freely dispose of the equity interest/shares subject to the Business Related Put Option to the other Parties in any manner, and the Company and the Existing Shareholders shall provide necessary assistance in connection therewith, including but not limited to waiver of the right of first refusal, execution of all necessary documents, assisting in handling change registration procedures.

(vi)	For the avoidance of doubt, upon its receipt of the Business Related Put Option Notice, Zhongguang Investment shall have the right to demand concurrently with Baidu the exercise of the Business Related Put Option against the Controlling Shareholders in the same manner as that contemplated under this Article at the Business Related Put Option Price (i.e., thirty-four million Renminbi (RMB 34,000,000) for Zhongke Baiyun and eleven million two hundred fifty thousand Renminbi (RMB 11,250,000) for Dongguan Zhongke) in accordance with the provisions set forth under paragraphs (ii) to (vi) of this Article.

Article 7.3        Other Rights of the Investors.

The Company undertakes that if in this round financing, other investors have any right taking precedence over those of the Existing Shareholders, the rights of the Investors will be at least not unfavourable in terms of order of priority compared to such other investors. In case of the Company’s reorganization into an offshore structure or change of corporate form for the purposes of this investment or as agreed by the Investors subsequently, any and all rights and privileges of the Investors specified hereunder as well as the rights of priority customarily enjoyed by other overseas investors in a similar transaction shall be appropriately reflected in the relevant legal documents.

Chapter VIII

Shareholders’ Meeting

Article 8.1        Shareholders’ Meetings.

(a)	The shareholders’ meetings shall be convened by the Board. Shareholders' meetings are divided into regular meetings and extraordinary meetings. Regular meetings are held once a year. If a regular meeting is to be convened, the Parties shall be notified of the time and venue of the meeting and the matters to be considered at the meeting twenty (20) days before the meeting is held. An extraordinary meeting shall be convened if it is proposed by shareholders representing one-tenth (10%) or more of the voting rights, or by one-third or more of the directors or the supervisor. In the case of an extraordinary shareholders’ meeting, the shareholders shall be notified fifteen (15) days before the meeting is held, provided that if the shareholders unanimously agree in writing, the shareholders’ meeting is not required to be convened, and the decision may be made directly with a document of the decision signed and affixed with the seals of all shareholders.

(b)	The Parties may attend the shareholders’ meetings by telephone, video or any other synchronous communication means to the extent that all shareholders attending the meeting can hear each other; further, each shareholder shall confirm his identity, including but not limited to providing a written power of attorney to the Company when he attends the meeting in person, or providing a power of attorney in advance to the Company in a written form or by email if he attends the meeting by telephone, video or any other synchronous communication means. Shareholders who fail to proceed with the identity confirmation procedure shall have no right to speak or vote at the meeting.

(c)	Other rules on shareholders’ meetings are further detailed in the Company’s Articles of Association.

Article 8.2        Voting at the Shareholders’ Meeting

The shareholders of the Company shall exercise their voting rights in proportion to their respective capital contribution at the shareholders’ meetings. Decisions on the following matters shall require consent of shareholders representing four-fifths (4/5) or more of the voting rights (including Baidu). Except for the following matters, shareholders’ decisions shall require consent of shareholders representing half (1/2) or more of the voting rights.

(a)	amendment to the Articles of Association of the Company;

(b)	increase or decrease of the registered capital of the Company;

(c)	repurchase by the Company of its equity interest for any reason whatsoever;

(d)	merger, division, liquidation, dissolution, termination and alteration of corporate form of the Company, Qualified IPO and/or financing of shares or assets of the Company on any securities market;

(e)	change of number of the directors, increase or decrease of the decision-making power of the Board;

(f)	transfer, pledge or other disposal by the shareholders of the Company (other than the Investors) of their equity interest in the Company to any third party;

(g)	transfer, pledge or other disposal of by the shareholders of the Company (other than Baidu) of their equity interest in the Company to any Baidu Competitor.

Notwithstanding the foregoing, the shareholders’ meeting shall not make any resolution which conflicts or is inconsistent with this Agreement or alter the rights and obligations of the shareholders hereunder by way of amendment to the Articles of Association of the Company or by any other means unless a unanimously consent is obtained from all the shareholders.

Chapter IX

Board, Supervisor and General Manager

Article 9.1        Composition of the Board.

(a)	The Company shall have a Board. The Board of the Company shall consist of 5 members, of whom the Existing Shareholders shall appoint 3 directors, Baidu shall appoint 1 director and Zhongguang Investment shall appoint 1 director. Each appointing Party may inform the Company in writing to appoint or remove its directors and any other Party shall have no right to appoint or remove such directors. Any successor shall be appointed for the residue of the unexpired term of his predecessor. Each director shall be appointed for a term of three (3) years and may serve consecutive terms if re-appointed by the original appointing shareholder.

(b)	The Chairman of the Board is a director appointed by the Existing Shareholders. The Chairman is the legal representative of the Company. If the Chairman for any reason is unable to perform his duty, such duty will be performed by a director designated jointly by half or more of the directors.

(c)	In case of establishment by the Company of any wholly-owned subsidiary, unless otherwise agreed upon by the Parties, such wholly-owned subsidiary shall have the same board composition structure as that of the Company.

Article 9.2        Board Meetings

(a)	Board meetings shall be held at least once every six months and shall be convened and presided over by the Chairman. The Company shall inform each director of all regular and special Board meetings. Board meeting convener shall give each director a written notice ten (10) Business Days in advance, setting forth the date, time, venue and detailed agenda of the meeting and accompanied by the relevant documents and materials. Notice of meetings of the Board may be waived with a unanimous consent of the Board. The Board may adopt written resolutions without a meeting; any resolution shall be deemed adopted if it is mailed or faxed to, and signed by, all the shareholders.

(b)	The presence of all directors, either in person or by proxy, shall constitute a quorum at Board meeting. If any director is unable to attend the meeting in person, he may issue a written power of attorney to authorize another director or another person to attend in his place. The proxy shall vote on behalf of such director. Any absent director will be deemed to have waived his voting rights at a meeting if he fails to appoint a proxy to attend the meeting in his place.

(c)	After each Board meeting, the meeting minutes shall be submitted to all the directors for review as soon as possible. Directors wishing to modify or supplement the minutes shall provide the Company with a written report setting forth his comments as soon as possible following his receipt of such meeting minutes. Upon finalization and adoption, meeting minutes shall be signed by all directors attending the meeting and shall be kept by the Company on file, and a complete copy thereof shall be promptly delivered to the Parties and all the directors. All minutes of the Board meetings and records of the resolutions in lieu of a Board meeting shall be included in the minute book of the Company and be stored by the Company at its legal address.

(d)	The Company shall bear any and all reasonable expenses incurred by the directors in connection with their participation of Board activities, including but not limited to expenses incurred for attending Board meetings, and shall reimburse each director for all reasonable out-of-pocket expenses incurred by him for the purpose of attending meetings of the Board, including but not limited to travel and accommodation expenses. Each shareholder hereby agrees to release the directors appointed by the Investors from any and all liabilities related to the performance of their duties and responsibilities as a director to the maximum extent permitted by applicable law, except in case of gross negligence or willful misconduct.

(e)	Other rules on Board meetings are further detailed in the Articles of Association of the Company.

(f)	When voting on a resolution of the Board, each member shall have one vote. Decisions on the following matters shall require consent of 4 directors (who shall include the director appointed by Baidu). Except for the following matters, the matters subject to a Board resolution shall require consent of half or more of the Board directors. Even if no Board meeting is held, any Board resolution shall be deemed valid if it is mailed or faxed to, and signed by, all the directors.

1)	termination of the business of the Company and/or any of its major branches (which refers to any subsidiary in which the Company directly or indirectly holds more than 20% voting equity interest/shares, or which is engaged in a major business (which refers to any business representing 15% or more of the public transport resources, revenue, operating profit or net profit of the Company)) or change of any of their existing business activities;

2)	sale, transfer, mortgage or other disposal of all or substantial assets of the Company and/or any of its major branches (if any), or assets of a total value of two million Renminbi (RMB 2,000,000) (including but not limited to real estate, equipment and other tangible assets, IPs or equity interest of subsidiaries);

3)	approval of the Company’s annual business plans, annual financial budgets, quarterly financial budgets and business proposals, or any material amendment to any approved annual business plans, annual financial budgets, quarterly financial budgets or business proposals, including any capital expansion plans, operating budgets and financial arrangements;

4)	any acquisition of fixed assets whose value exceeds twenty million Renminbi (RMB 20,000,000) in one transaction or one hundred million Renminbi (RMB 100,000,000) in the aggregate within one year, any acquisition of intangible assets whose value exceeds two million Renminbi (RMB 2,000,000) in one transaction or ten million Renminbi (RMB 10,000,000) in the aggregate within one year, and execution of any material IP transfer or license contract by the Company as transferor or licensor (except for the fixed assets or intangible assets transactions included in the business proposals and budgets approved by the Board);

5)	establishment of subsidiaries or branches, establishment of any non-wholly-owned limited liability company, joint stock company, joint venture, cooperative organization, partnership or entity of other form, or any external investment in an amount higher than two million Renminbi (RMB 2,000,000) in one transaction or ten million Renminbi (RMB 10,000,000) in a series of transactions (except for the business proposals and budgets of the external investment projects which have been approved by the Board and specified the subject, mode, price and conditions of the investment);

6)	any related party transactions entered into with shareholders, directors, Senior Officers or other Affiliates of the Company (including but not limited to provision by the Company of any security or loans to the above-stated persons, except for those transactions included in the business proposals and budgets expressly approved by the Board);

7)	execution of any disbursement contracts whose individual amount exceeds two million Renminbi (RMB 2,000,000) or whose quarterly aggregate amount exceeds ten million Renminbi (RMB 10,000,000), except for those included in the business proposals and budgets approved by the Board;

8)	borrowing of money by the Company from financial institution or non-financial institution third parties whose individual amount exceeds two million Renminbi (RMB 2,000,000), or incurrence of any new debts or obligations whose annual aggregate amount exceeds ten million Renminbi (RMB 10,000,000), and provision of any security for debts or other liabilities of any third party (except for those borrowings, incurrence or security specified in the business proposals and budgets approved by the Board);

9)	formulation of the plans for distribution of dividend and profits to the shareholders;

10)	any material amendment to the financial and accounting system, engagement or replacement of auditors of the Company and/or any of its branches;

11)	any material amendment to the compliance policy, engagement or replacement of counsels of the Company and/or any of its branches;

12)	approval of, and amendment to, any employee equity incentive plans, or any employee or management personnel bonus plans not included in the budgets approved by the Board (including the approval by the director by Baidu);

13)	formulation of the Company’s proposed Qualified IPO plan, including engagement of intermediaries, time and venue of Qualified IPO, etc.;

14)	requesting the shareholders’ meeting of the Company to review any new financing plan of the Company;

15)	appointment and removal of the Senior Officers of the Company (at a level at least equal to Vice Presidents or an equivalent level), or decision on their remunerations;

16)	employment of any employee whose annual cash remuneration is higher than seven million Renminbi (RMB 7,000,000);

17)	any material amendment to, or termination of, any main business of the Company, or involvement in any industry or area which is totally different from any main business of the Company, or any material amendment to the Business Plans of the Company;

18)	any speculative exchange, futures or option transactions entered into by the Company;

19)	commencement or settlement by the Company of any material legal litigation or arbitration whose amount is higher than one million Renminbi (RMB 1,000,000);

20)	any disbursement whose individual amount is higher than two million Renminbi (RMB 2,000,000), except for those business contract disbursements approved pursuant to paragraphs 4), 5), 7) and 8) above and any investment disbursement in respect of which the approved business proposals and budgets have already specified the investment subject, mode, price and conditions of the external investment projects as described under paragraph 5);

21)	any material matters of any of the Company controlled subsidiaries or any Affiliated Company controlled by the Company, including but not limited to the corresponding above-stated matters.

Article 9.3        General Manager

(a)	The Company implements a General Manager responsibility system under the leadership of the Board. The Company shall have one (1) General Manager. The General Manager shall report to the Board directly, implement all resolutions of the Board and lead day-to-day technical, operating and management work of the Company. For the avoidance of doubt, the General Manager shall be the President of the Company.

(b)	The General Manager shall be appointed by the Board for a term of three (3) years and may serve consecutive terms if re-appointed by the Board. Specific duties and responsibilities of the General Manager are granted by the PRC Laws and Regulations, the Articles of Association of the Company and the authorizations of the Board.

(c)	Except as approved by the Board pursuant to this Agreement, no management personnel of the Company shall enter into any contract, agreement or letter of intent with the Company or any of its Affiliated Companies, or conduct any transaction with the Company or any of its Affiliated Companies.

(d)	In case of graft or serious breach or dereliction of duty on the part of the General Manager, the Board shall have the right to dismiss him at any time. In case of graft or serious breach or dereliction of duty on the part of any other managers or any subordinates of the General Manager, they may be dismissed by the General Manager.

Article 9.4        Supervisor

(a)	The Company shall not establish a supervisory board but shall have one supervisor to be appointed by Zhongguang Investment. Directors and Senior Officers may not concurrently serve as supervisor.

(b)	The supervisor shall be appointed for a term of three (3) years, and may serve consecutive terms if re-appointed. The supervisor shall exercise the following functions and powers:

1)	to examine the Company's financial affairs;

2)	to supervise the execution of company duties by the directors and the Senior Officers and to recommend the removal of directors and Senior Officers that violate laws, administrative regulations or the Articles of Association of the Company;

3)	when an act of a director or Senior Officer is harmful to the Company's interests, to require the director or Senior Officer to rectify such act;

4)	to institute proceedings against the directors and Senior Officers in accordance with the Company Law of the People’s Republic of China; and

5)	other functions and powers specified in the Articles of Association of the Company.

(c)	The supervisor may attend meetings of the Board as non-voting attendee and may make inquiries or suggestions to the matters to be resolved by the Board.

(d)	In the event that the Company decides to establish a supervisory board after the execution of this Agreement, Zhongguang Investment shall be entitled to appoint at least one supervisor.

Chapter X

Profit Distribution

Article 10.1        Funds.

The Company shall make allocations to the statutory common reserve and discretionary common reserve from its after-tax profits in accordance with the PRC Laws and Regulations.

Article 10.2        Dividend

(a)	If the Board resolves to distribute dividend from the Company’s profits, then all after-tax distributable profits shall be distributed to the Investors first. If the shareholders’ meeting resolves not to make any profit distribution, then the after-tax profits shall be retained by the Company.

(b)	If the Company has losses from previous fiscal years, the profit of the current year shall not be distributed until the deficit from previous years has been made up; undistributed profits of previous fiscal years may be distributed together with those of the current fiscal year.

Chapter XI

Financial System

Article 11.1        Financial Director.

The Controlling Shareholders shall have the right to appoint the Chief Financial Officer. Where the Company does not have a Chief Financial Officer, the Controlling Shareholders shall have the right to appoint a Financial Director having the same functions and powers as the Chief Financial Officer to the Company. The Chief Financial Officer or the Financial Director shall report his work to the General Manager and the Board. The financial and accounting system and procedures to be implemented by the Company shall be prepared by the Chief Financial Officer or the Financial Director under the supervision of the General Manager and shall be submitted to the Board for approval.

Article 11.2        Basic Financial System.

(a)	The fiscal year of the Company shall be the calendar year. A fiscal year shall be from January 1 to December 31 of the same year.

(b)	The Company shall use RMB as its bookkeeping base currency. Any cash, bank deposits, foreign currency loans, creditor’s rights, debts, receipts or payments denominated in a currency other than the bookkeeping base currency shall be recorded in the actual currency in which receipts or payments are made. Any exchange gains or losses due to foreign exchange fluctuations shall be dealt with in accordance with foreign exchange transaction accounting methods promulgated by the Ministry of Finance, foreign exchange administrations and other Government Authorities of the PRC.

(c)	Persons shall be specially assigned to be responsible for safekeeping of all vouchers, books and statements of the Company, and no person may alter or destroy such vouchers, books or statements without authorization.

(d)	The Board shall engage an accounting firm registered in China to review and examine the financial and accounting documents of the Company. The examination results of the auditor shall be reported to the Board and the General Manager.

Article 11.3        Taxation.

The Company shall pay all taxes in accordance with applicable Laws and Regulations of the PRC and preferential tax treatments granted by the state and Government Authorities to the Company engaged in the main business. The Company shall use its best efforts to secure the most preferential tax treatments permissible under applicable Laws and Regulations.

Chapter XII

Information Rights

Article 12.1        Information Rights.

(a)	The Company shall provide the following information and materials to the Investors in the following manner:

1)	within ninety (90) days after the end of each year, to provide annual financial statements of the Company and its subsidiaries (if any) audited by an auditing firm acceptable to the Investors in accordance with the PRC accounting standards as well as the auditor’s report;

2)	within ten (10) days after the end of each quarter, to provide unaudited quarterly financial reports of the Company and its subsidiaries (if any) prepared in accordance with the PRC accounting standards, and any quarterly budgets, capital expenditure plans, loan facilities and business plans (if any);

3)	within five (5) days after the end of each month, to provide unaudited financial reports of the Company and its subsidiaries (if any) prepared in accordance with the PRC accounting standards, and any monthly budgets, capital expenditure plans, loan facilities and business plans (if any);

4)	at least thirty (30) days prior to each new fiscal year, to provide annual budget plan, capital expenditure plan, loan facilities and annual business plan approved by the Board (including the approval of the directors appointed by the Investors);

5)	such other information as reasonably requested by the shareholders with respect to the operation and financial affairs of the Company. If the Company is aware of any information which may have a Material Adverse Effect on its Business, operation, financial condition or development prospects, it shall inform the shareholders within two (2) days of becoming aware of the same.

(b)	To the extent that normal business operations of the Company will not be disturbed, the shareholders of the Company shall be afforded access during normal business hours upon prior notice to the business records, accounting records, books and financial reports for the current month, quarter or year, basic materials, archives and documents as well as business premises, including but not limited to any financial books and records of the Company and its branches. The Investors shall have the right to engage a third party to conduct, at the Investors’ costs and expenses, a financial audit over the Company at any time, and the Company’s Existing Shareholders and the Company shall provide active assistance in connection therewith and furnish necessary facilities and documents so as to enable the Investors to complete such audit and investigation work.

Article 12.2        Right of Suggestion

Without prejudice to other provisions of this Agreement, the Investors shall have the right to make suggestions to, and consult with the Company and the Existing Shareholders with respect to the operation, management and other matters of the Company; the Company and the Existing Shareholders shall give serious consideration to the suggestions made by the Investors and act reasonably.

Chapter XIII

Labour Management

Article 13.1        Labour Contract(a).

The Company shall enter into formal labour contract, confidentiality agreement, non-compete agreement and IP transfer agreement (if necessary) with each employee in accordance with the Laws and Regulations of the PRC. The Company shall enter into confidentiality agreement, non-compete agreement and IP transfer agreement with each Key Employee.

Article 13.2        Labour System

(a)	The Company shall comply with Laws and Regulations of the PRC relating to labor and welfare matters in all respects.

(b)	Plans regarding the recruitment, employment, dismissal and resignation, wages, welfare benefits and labour discipline of the Company’s employees shall be prepared by the General Manager in accordance with applicable Laws and Regulations of the PRC and be deliberated and approved by the Board.

(c)	The recruitment of employees by the Company shall be dealt with in accordance with the Laws and Regulations; a probation period shall be set for a new employee of the Company to observe and assess his abilities; employees shall have a labour contract even in the probation period and shall be converted into formal employees upon expiration of their probation period; the labour contract shall contain wages and benefits, matters to be abided by, signatures of both the employer and employee and other contents.

Chapter XIV

Duration of the Company

The duration of the Company shall be permanent. This Agreement shall come into force as of its Execution Date and shall, unless early terminated, remain valid until the Company is dissolved.

Chapter XV

Effectiveness and Term of Validity

Article 15.1        Effectiveness(a).

This Agreement shall come into force and be binding upon the Parties once it is duly executed by the Parties. In order to facilitate the handling of relevant governmental procedures, the Parties shall separately enter into any other contracts, agreements or documents with respect to the matters contemplated hereunder as required by the relevant Government Authorities, provided, however, that in case of any conflict or inconsistency between any such other contract, agreement or document and this Agreement, the latter shall prevail.

Article 15.2        Term of Validity

This Agreement shall come into force as of its Execution Date and shall remain valid until the duration of the Company expires or the Company is dissolved unless this Agreement is early terminated as contemplated hereunder.

Chapter XVI

Dissolution and Liquidation

Article 16.1        Reasons for Dissolution of the Company(a).

Upon occurrence of any of the following events, any shareholder may call for a shareholders’ meeting to discuss the early dissolution of the Company:

(a)	a Party is unable to carry out any of its material obligations under this Agreement as a result of the occurrence of a force majeure event and if such force majeure event continues for a period of six (6) months or more, causing thereby the rescission of this Agreement;

(b)	the business license of the Company has been revoked, or the Company is ordered to close down or is banned according to law;

(c)	a Party terminates this Agreement pursuant to this Agreement; or

(d)	when another reason for dissolution or early termination of the Company as required by applicable Laws and Regulations of the PRC or as specified in the Articles of Association of the Company or as resolved by the shareholders’ meeting of the Company arises.

Upon occurrence of any of the events enumerated above, the shareholders’ meeting shall hold a meeting to discuss the dissolution of the Company within thirty (30) days following its receipt of a meeting request from a Party. The Parties shall discuss and use their best efforts to reach a solution acceptable to the Parties at the meeting; if no solution is reached, the Parties shall proceed with the dissolution of the Company in accordance with Laws and Regulations.

Article 16.2        Liquidation(a).

(a)	When any reason for liquidation of the Company as specified in the Laws and Regulations or as agreed upon by the Parties arises, the Company will carry out the liquidation in accordance with applicable Laws and Regulations of the PRC.

(b)	Upon its decision to liquidate the Company, the shareholders’ meeting shall formulate liquidation procedures and principles and establish a liquidation committee (the "Liquidation Committee") in accordance with Laws and Regulations of the PRC relating to the liquidation, which shall conduct the liquidation of the Company pursuant to the Company Law of the People’s Republic of China, the Articles of Association of the Company and other Laws and Regulations of the PRC relating to the liquidation. The Liquidation Committee shall conduct a thorough examination of the Company’s property, creditor’s rights and debts, work out the statement of assets and liabilities and a property list, put forward a basis on which the Company’s property is evaluated and calculated, formulate a liquidation plan for the Company and fulfill such other tasks as may be required by applicable Laws and Regulations.

(c)	The Liquidation Committee shall pay the liquidation expenses and discharge the Company’s liabilities out of the Company’s assets in accordance with the order of priority as specified in applicable Laws and Regulations. After the payment by the Company of the liquidation expenses, wages of employees, social insurance contributions and statutory compensations, outstanding taxes and discharge of the Company’s debts according to law, the balance of its assets shall be distributed in the following order:

1)	the Investors shall be paid in priority to the other shareholders. The remaining assets of the Company shall be first distributed to the Investors until the Investors will have obtained in the aggregate: (1) Board approved dividend declared but not yet paid to the Investors, and (2) 100% of the total amount of the Investor Capital Increase Subscription Price plus the interest calculated at an annual (compound) rate of 10% (for the period from the date of Closing of the investment in the Company by the Investors to the date of receipt by the Investors of the liquidation proceeds, and for a period less than a year, the interest shall be calculated on a pro rata basis) (collectively the “Investors Priority Liquidation Payment”); if the liquidation proceeds are not sufficient to fully pay the Investors Priority Liquidation Payment, each of the Investors shall be paid on a pro rata basis;

2)	then, after the effectuation of the Investors Priority Liquidation Payment, the remaining assets of the Company (if any) shall be distributed to the shareholders in proportion to their respective capital contribution.

(d)	However, if as required by applicable Laws and Regulations then in effect, after the payment of the liquidation expenses, wages of employees, social insurance contributions and statutory compensations, taxes and discharge of the Company’s debts according to law, the Company’s assets shall be distributed to the shareholders in proportion to their respective capital contribution, or if the Company’s assets are unable to be distributed in accordance with the foregoing arrangement for any other reason, then the shareholders other than the Investors shall, after the payment of the remaining assets according to law, make compensations (including but not limited to transfer without consideration) to the Investors in proportion to their respective ownership of interest so as to ensure that the Investors shall obtain the Investors Priority Liquidation Payment and the portion of the remaining assets which they are entitled to. (For the avoidance of doubt, such compensations shall be limited to the portion of the remaining assets paid to the shareholders other than the Investors according to law).

(e)        Upon completion of the liquidation of the Company, the Liquidation Committee shall submit a liquidation report to the shareholders’ meeting without delay for approval by shareholders representing four-fifths        (4/5) or more of the voting rights (including Baidu). Upon approval of the liquidation report by the shareholders’ meeting, the Liquidation Committee shall submit such report together with dissolution application documents to the relevant Government Authorities to the extent required by Laws and Regulations, and shall upon approval carry out the procedures for surrendering the business license and canceling the registration of the Company with the registration authority of the Company.

Article 16.3        Merger and Sale of the Company.

(a)	In case of an M&A Event, the Company shall make the distributions as contemplated under Articles 16.2 (c) and (d) in accordance with the Laws and Regulations of the PRC. The Company and the Existing Shareholders shall take any and all lawful acts to enable the Investors to exercise their rights and interests set forth under this Article.

(b)        In the event that the Company sells all or substantially all of its assets or Business to any third party, or any third party acquires any equity interest of the Company, Baidu shall have a right of priority on the same terms and conditions offered to or by such third party.

Chapter XVII

Breach of Contract and Penalty on Breach of Contract

Article 17.1        Breach of Contract and Early Termination(a).

If any Party fails to perform any of its obligations hereunder or under any Transaction Document or any of its representations or warranties hereunder or under any other Transaction Document is untrue or inaccurate, such Party (the “Breaching Party”) shall be deemed to be in breach of this Agreement. In such case, any non-breaching Party shall notify the Breaching Party in writing of such breach of this Agreement, and the Breaching Party shall remedy such breach within thirty (30) days following the date on which the notice is sent. If the Breaching Party fails to remedy its breach within such thirty (30) day period, any non-breaching Party shall have the right to terminate this Agreement. If any Party expressly indicates, whether orally or in writing or by its conduct, that it will not perform any of its material obligations hereunder prior to the date for performance of such material obligation, or the Breaching Party’s breach (even if it is caused by force majeure) renders it impossible for the Parties to achieve the fundamental purposes of this Agreement, then any non-breaching Party shall have the right to terminate this Agreement.

Article 17.2        Indemnification for Breach of Contract(a).

(a)	In event of any breach of this Agreement or any other Transaction Document, the Breaching Party shall be liable for any direct or indirect losses of any non-breaching Party arising from such breach, including but not limited to the attorney’s fee, security fee and other expenses incurred by such non-breaching Party in connection with the recovery of claims. The right of early termination of a non-breaching Party hereunder shall be in addition to any other remedy available to such Party, and such termination shall in no event relieve the Breaching Party from any of its obligations that occurred up to the date of termination of this Agreement, or from its liabilities for damages of non-breaching Parties arising from the Breaching Party’s breach of this Agreement or any other Transaction Document.

(b)	If the Company or the Guarantors fail to take all actions necessary to ensure that the Investors shall realize and enjoy the shareholder rights provided hereunder in accordance with Article 21.13, the Company and the Guarantors shall indemnify the Investors for all losses they may suffer as a result thereof, regardless of whether such rights conflict with the Articles of Association of the Company.

Chapter XVIII

Termination

Article 18.1        Termination(a).

Unless otherwise specified herein, this Agreement may be terminated at any time prior to the Closing under the following circumstances:

(a)	in event of any circumstance set out in Article 17.1, a non-breaching Party may terminate this Agreement by a written notice to the Breaching Party;

(b)	if, (i) any representation or warranty of the Company or Guarantors in any Transaction Document is untrue or inaccurate in any material respect, (ii) any of the Company or Guarantors fails to comply with any covenant or agreement contained in any Transaction Document which should be complied with by it and further fails to remedy such failure within thirty (30) days upon receipt of a notice from the Investors, (iii) the Company’s violation of the PRC Laws and Regulations or infringement of any third party right gives rise to any penalty, claim or demand from any Government Authority or third party against the Company, causing thereby material losses to, or substantial reduction in the value of, the Company, (iv) the Company is transferred in whole for the benefit of its creditors, or any legal proceeding is initiated by the Company or any Person against the Company to declare the Company’s bankruptcy or insolvency, or any dissolution, liquidation, winding-up, reorganization or restructuring of its Indebtedness occurs to the Company in connection with its bankruptcy, insolvency or reorganization in accordance with any law, the Investors may terminate this Agreement by giving a written notice to the Company and Guarantors;

(c)	if any Government Authority promulgates any Law or Regulation, issues any final order, decree or ruling or takes any other final legal action which has the effect of restricting, preventing or otherwise prohibiting, or making it illegal or impossible to consummate the transactions contemplated hereby and in respect of which no application for review, lawsuit or appeal can be made, any Party hereto may terminate this Agreement by giving a written notice to the other Parties;

(d)	any Transaction Document other than this Agreement is terminated in accordance with its terms;

(e)	the Parties agree to terminate this Agreement in writing.

Article 18.2        Effect of Termination(a).

(a)	In the event of termination of this Agreement as provided in Article 18.1, this Agreement shall forthwith become null and void and this Agreement shall cease to be binding upon any Party except (i) as set forth in Chapters XIX and XX and (ii) that nothing herein shall relieve any Party from liability for any breach of this Agreement.

(b)	Upon termination of the transaction agreements, the Parties shall initiate the liquidation procedure of the Company, make the Investors Priority Liquidation Payment to the Investors, and distribute the remaining assets to the shareholders in accordance with Chapter XVI of this Agreement.

Chapter XIX

Confidentiality

Article 19.1        Confidential Information(a).

The Parties acknowledge that any and all information relating to this Agreement, the contents of, and the transactions contemplated by, this Agreement, as well as any oral or written commercial, financial, legal, market, customer, technical, property and other information exchanged by the Parties in respect of the preparation or performance of this Agreement shall be deemed to be confidential information.

Article 19.2        Duty of Confidentiality(a).

Each of the Parties agrees that it shall, and shall procure that its Affiliates and its or their respective officers, directors, employees, agents, representatives, accountants and counsels shall treat as classified data and keep confidential any confidential information it/they may receive or acquire, and shall not use or disclose the same to any third party without the prior written consent of the other Parties or except as required by judicial or administrative proceedings or other Laws and Regulations.

Article 19.3        Exempted Disclosure(a).

(a)	The duty of confidentiality contemplated by this Chapter shall not apply to any information which: (i) may be disclosed in accordance with this Agreement; (ii) is publicly available at the time of disclosure through no disclosure by any Party or its Affiliates or its or their respective officers, directors, employees, agents, representatives, accountants or counsels in violation of this Agreement; (iii) is received by a Party from a bona fide third party without any duty of confidentiality; or (iv) is disclosed to the extent agreed upon by the Parties. In addition, a Party may disclose the foregoing information to its Affiliates or its or their respective investors, officers, directors, employees, partners, shareholders, agents, representatives, accountants and counsels to the extent required for the performance of this Agreement, provided, however, that such Party shall ensure that such persons shall assume the same duty of confidentiality as it.

(b)	Further, for the sake of clarity, the Parties agree that a Party and any of its Affiliates (including its or their respective officers, directors, employees, partners, members, shareholders, agents, representatives, accountants, financial advisors and counsels) may disclose confidential information to relevant authorities or agencies in accordance with applicable Laws and Regulations, or requirements of Government Authorities, judicial authorities or stock exchanges or securities regulatory authorities, provided that the Party required to disclose confidential information shall make disclosures to the required extent and shall inform the other Parties in writing prior to such disclosure.

Article 19.4        Term of Confidentiality(a).

The duty of confidentiality will apply as of the Execution Date and will remain valid for a period of five (5) years after the termination of this Agreement.

Chapter XX

Governing Law and Dispute Resolution

Article 20.1        Governing Law(a).

The formation, validity, interpretation, execution of this Agreement and settlement of any disputes arising hereunder shall be governed by and in accordance with the PRC Law.

Article 20.2        Dispute Resolution(a).

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (the “Dispute”) shall be resolved through friendly consultations among the Parties, failing which, each Party may submit such Dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) at any time for arbitration by an arbitral tribunal in Beijing in accordance with the CIETAC arbitration rules in effect at the time of submission of the Dispute.

(b)	The arbitration award of the arbitral tribunal shall be final and binding upon the Parties. The Parties shall use their best efforts to ensure that any such arbitration award will be executed in a timely manner and shall provide any necessary assistance in connection therewith.

(c)	The foregoing provisions of this Article 20.2 shall not prevent any Party from seeking any pre-litigation property preservation or injunctive relief which it is entitled to for any reason, including not limited to assurance as to subsequent enforcement of the arbitration award.

Chapter XXI

General Provisions

Article 21.1        Compliance with the Capital Increase Agreement(a).

Each Party hereby represents and warrants to the other Parties that the representations and warranties made by it under the Capital Increase Agreement are true and accurate. Each Party hereby undertakes to the other Parties that it will fully comply with all of its obligations under the Capital Increase Agreement.

Article 21.2        Joint and Several Liability of the Guarantors.

It is unanimously agreed by the Parties that the Controlling Shareholders shall assume joint and several liability for any and all representations, warranties, undertakings, obligations and liabilities of the Company and the Guarantors under this Agreement vis-à-vis the Investors.

Article 21.3        Notice.

All notices and other communications required or made under this Agreement shall be delivered in person or sent by registered mail (postage prepaid), by commercial courier service or by facsimile to the respective Parties at the following addresses. Each notice shall also be sent by email. Any notice so addressed to the relevant Party shall be deemed to have been duly given (i) when delivered in person or sent by courier service or by registered mail (postage prepaid), on the day on which such notice is received or rejected at the address for notices to such relevant Party; (ii) if sent by facsimile, on the day of successful transmission (as evidenced by an automatically generated transmission confirmation report). The contact information of the Parties for the purposes of the notices are:

(a)	If to the Company:

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC

Telephone: 0755 82988333

Fax: 0755 83171111

Email: stephen.zheng@visionchina.cn

Contact: Zheng Yumin

(b)	If to the Investors:

Zhongguang Investment

Address: 21/F, Western Tower, Guangzhou International Financial Center, 5 Zhujiang Xi Road, Zhujiangxincheng, Tianhe District, Guangzhou

Telephone: 020-88836036

Fax: 020-88831369

Email: xds@gdcsm.com

Contact: Xie Dingshan

Baidu

Address: Baidu Building, 10 Shangdi 10th Street, Haidian District, Beijing

Telephone: +86-10-59927317

Fax: +86-10-59920021

Email: fangyimin@biadu.com

Contact: Fang Yimin

(c)	If to the Guarantors:

VisionChina Media

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC

Telephone: 0755 82988333

Fax: 0755 83171111

Email: chairman@visionchina.cn

Contact: Li Limin

Shenzhen HD

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC

Telephone: 0755 82988333

Fax: 0755 83171111

Email: chairman@visionchina.cn

Contact: Li Limin

Shenzhen ChampsElysee

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC

Telephone: 0755 82988333

Fax: 0755 83171111

Email: chairman@visionchina.cn

Contact: Li Limin

Li Limin

Address: 1/F, #6, Champs Elysees, Nongyuan Road, Futian District, Shenzhen, PRC

Telephone: 0755 82988333

Fax: 0755 83171111

Email: chairman@visionchina.cn

Contact: Li Limin

Article 21.4        Assignment and Succession.

Unless otherwise specified herein or agreed in writing by the Parties, no Party may transfer this Agreement or any of its rights and obligations hereunder by any reason. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and the successors and assigns thereof.

Article 21.5        Severability.

If any provision or other term hereof is held invalid, illegal or unenforceable in accordance with any Laws and Regulations or public policy, all other provisions and terms shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Where any provision or other term hereof is held invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Article 21.6        Entire Agreement.

This Agreement sets forth the entire understanding and agreement among the Parties in connection with the transactions contemplated hereby, and shall supersede any and all oral and written agreements and undertakings among the Parties prior to the Execution Date in connection with the transactions contemplated hereby.

Article 21.7        Waiver.

Any Party hereto may (a) extend the deadline for any other Party’s performance of any obligation or any action to be taken hereunder, (b) waive its claim in respect of any inaccuracy of any other Parties’ representations and warranties hereunder or under any other Transaction Document, or (c) waive its right to require any other Party to comply with any provisions herein or any condition to be satisfied. Any such extension or waiver may only take effect upon execution of a written instrument setting forth such extension or waiver by the Party against whom such extension or waiver may be asserted. Any Party’s waiver of any breach of this Agreement shall not be deemed or construed as its further or continued waiver of any such breach or its waiver of any other or subsequent breach. Unless otherwise specified herein, no failure or delay by a Party in exercising any right, power or remedy hereunder or otherwise available to it in accordance with Laws and Regulations shall operate as a waiver thereof, nor shall any single or partial exercise of the same by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Article 21.8        Amendment.

This Agreement may not be amended or modified except by a written document executed by the Parties hereto.

Article 21.9        Language.

This Agreement is executed in Chinese.

Article 21.10        Copy.

This Agreement is made in eight (8) copies, with each Party holding one (1) copy; all copies shall have the same legal effect.

Article 21.11        Further Assurances

Upon reasonable request by any Party and without further consideration, each other Party shall execute and deliver such additional instruments, and take such further lawful actions which may be necessary or required to ensure that the transactions contemplated hereby shall be consummated and take effect in the most expeditious manner possible. With respect to all documents to be submitted by each Party to any Government Authority in connection with this Agreement and the transactions contemplated hereby, such Party shall consult with the other Parties in a timely manner and shall provide any necessary information and materials, more specifically (among others), the Parties shall use their best efforts and cooperate with each other to obtain all consents required to give effect to the transactions contemplated by this Agreement.

Article 21.12        Conflict.

In case of any conflict or inconsistency between this Agreement and the Articles of Association of the Company, this Agreement shall prevail. In order to facilitate the handling of relevant governmental procedures, the Parties shall separately enter into any other contracts, agreements or documents with respect to the matters contemplated hereunder as required by the Investors, provided, however, that in case of any conflict or inconsistency between any such other contract, agreement or document and this Agreement, the latter shall prevail.

Article 21.13        Lawful Performance

The Company and the Guarantors hereby agree and jointly and severally undertake and warrant to the Investors that the Investors shall enjoy the shareholder rights provided under the Laws and Regulations of the PRC, the Articles of Association of the Company and this Agreement. To the extent permitted or not prohibited by the Laws and Regulations of the PRC, the Company and the Guarantors shall be obliged to take necessary actions, execute necessary documents or do other things in an manner acceptable to the Investors so as to procure and ensure that the Investors shall enjoy the above-mentioned shareholder rights or benefit from the same economic effects and legal protection effects as those of the above-mentioned shareholder rights.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK AND SIGNATURE PAGES TO THIS AGREEMENT TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date which first appears above.

Beijing Baidu Network Information Technology Co., Ltd. (Company Seal)

By:	/s/ Liang Zhixiang (Signature)
Name: Liang Zhixiang
Title: Legal Representative

Signature Page to Shareholders Agreement of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date which first appears above.

Guangdong Zhongke Baiyun New Industry Venture Investment Co., Ltd. (Company Seal)

By:	/s/ Guan Yibo (Signature)
Name: Guan Yibo
Title: Legal Representative

Dongguan Zhongke Zhongguang Venture Investment Co., Ltd. (Company Seal)

By:	/s/ Zheng Qiang (Signature)
Name: Zheng Qiang
Title: Legal Representative

Signature Page to Shareholders Agreement of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date which first appears above.

Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd. (Company Seal)

By:	/s/ Li Limin (Signature)
Name: Li Limin
Title: Legal Representative

Signature Page to Shareholders Agreement of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date which first appears above.

VisionChina Media Group Co., Ltd. (Company Seal)

By:	/s/ Li Limin (Signature)
Name: Li Limin
Title: Legal Representative

Signature Page to Shareholders Agreement of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date which first appears above.

Shenzhen High Definition Digital Television Industry Investment Co., Ltd. (深圳市高清数字电视产业投资有限公司) (Company Seal)

By:	/s/ Li Limin (Signature)
Name: Li Limin
Title: Legal Representative

Signature Page to Shareholders Agreement of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date which first appears above.

Shenzhen Champ Elysee Venture Capital Management Co., Ltd. (Company Seal)

By:	/s/ Li Limin (Signature)
Name: Li Limin
Title: Legal Representative

Signature Page to Shareholders Agreement of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date which first appears above.

Li Limin

By:	/s/ Li Limin (Signature)
Name: Li Limin

Signature Page to Shareholders Agreement of Shenzhen Qianhai VisionChina Mobile Interactive Co., Ltd.

Schedule I

List of Existing Competitors of the Company

•	Beijing 16Wifi Information Technology Co., Ltd. (北京一路热点信息技术有限公司)

•	Bus Online Technology Co., Ltd. (巴士在线科技有限公司)

•	Shenzhen Nanfang Yingu Technology Co., Ltd. (深圳南方银谷科技有限公司)

Schedule II

List of Cities

No.	City	Note
1.	Shanghai
2.	Guangzhou
3.	Shenzhen
4.	Tianjin
5.	Jinan
6.	Chongqing
7.	Qingdao
8.	Dalian
9.	Ningbo
10.	Xiamen
11.	Chengdu
12.	Wuhan
13.	Harbin
14.	Shenyang
15.	Xi’an
16.	Changchun
17.	Changsha
18.	Shijiazhuang
19.	Suzhou
20.	Foshan
21.	Dongguan
22.	Wuxi
23.	Yantai
24.	Taiyuan
25.	Hefei
26.	Nanchang
27.	Nanning
28.	Wenzhou
29.	Tangshan
30.	Xuzhou